Exhibit 10.84

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made on the 10th day of September, 2015, by and between:

SELLER: THE PORT OF BENTON, a municipal corporation of the State of Washington, hereinafter (“Seller”).

PURCHASER: ISORAY MEDICAL, INC, a Delaware corporation, hereafter (“Purchaser”).

The Seller agrees to sell, and the Purchaser agrees to purchase, upon the terms and conditions herein specified, the Property in Richland, Benton County, State of Washington, more particularly described on Exhibit 1, hereafter referred to as the “Property”, containing 4.20 acres (182,903 square feet), more or less, including rights appurtenant thereto.

1.         PURCHASE PRICE. The Purchase Price is One Hundred Sixty Eight Thousand Dollars ($168,000.00) payable in cash at the time of Closing, as defined below.

2.         EARNEST MONEY. Upon the execution of this Agreement, the Purchaser shall deliver to the Seller a cashier’s check in the amount of $25,000.00 payable to Tri-City Title & Escrow Co. (the “Closing Agent”) as Earnest Money to be applied to the Purchase Price at the time of Closing. At the time of the Closing the Earnest Money shall be applied to the Purchase Price. In the event, the Purchaser elects to terminate this Agreement prior to the expiration of the Contingency Period provided in Section 3 below, then the Earnest Money shall be refunded to the Purchaser less any costs paid by the Seller pursuant to the terms of this Agreement. If the Purchaser fails to close the purchase of the Property for any other reason, other than a breach of this Agreement by the Seller, the Earnest Money shall be retained by the Seller.

3.         FEASIBILITY CONTINGENCY. After Purchaser receives written notice of the formal approval of this sale by the Port of Benton Commission, the Purchaser shall have sixty (60) days to complete a feasibility study of all aspects of the Property, including the feasibility of the Property for the Purchaser’s purposes (“Feasibility Period”). In the event the Purchaser shall determine, in Purchaser’s sole discretion, not to proceed with the purchase of the Property, this Agreement shall terminate upon the delivery of written notice to the Seller. If the Purchaser does not deliver a written notice of termination to the Seller on or before the expiration of the Feasibility Period, this contingency shall be deemed to have been waived.

3.1         Purchaser may conduct such investigations, studies and tests as it deems necessary or appropriate for Purchaser’s proposed development and use of the Property. The Seller shall cooperate with the Purchaser in the performance of the investigations, studies and tests. Purchaser shall repair any damage to the Property and shall restore the Property to its original condition after any investigations, studies or tests caused by the Purchaser or its agents or independent contractor. The Purchaser shall indemnify and hold the Seller harmless from and against any costs, expenses, losses, damages, liabilities, attorney fees, including any mechanics liens incurred or sustained by the Seller as a result of the Purchaser’s activities or the actions of its agents.

4.         CONDITION OF TITLE. Title is to be free of all encumbrances or defects. Rights reserved in federal patents or state deed, building or use restrictions general to the area, existing easements not inconsistent with Purchaser’s intended use, and building or zoning regulations or provisions shall not be deemed encumbrances or defects. Encumbrances to be discharged by Seller may be paid out of purchase money at date of Closing.

1

This conveyance is also subject to the following covenants and restrictions, and these covenants and restrictions shall run with the land and shall be binding upon the Grantees, their transferees, successors and assigns.

A.         The Purchaser has submitted to the Seller a Development Plan for the Property, a copy of which is attached hereto as Exhibit 2. The Development Plan specifies the Purchaser’s development and use the Property, for ten (10) years after the date of Closing. The provisions of the Development Plan will be incorporated into the Deed and will survive the Closing. The requirements of the Development Plan will expire ten (10) years from date of Closing.

B.         Form of Conveyance. Conveyance shall be by Statutory Warranty Deed, in the form attached hereto as Exhibit 3.

C.         This conveyance will be subject to the Protective Covenants for the Port of Benton Technology and Business Campus, a copy of which are attached hereto as Exhibit 4.

D.          The conveyance is subject to the Permitted Exceptions.

5.             TITLE INSURANCE. Within thirty (30) days after the date this Agreement is signed by the parties, Seller, at Seller’s expense, shall cause the title insurance company to deliver to Purchaser a preliminary commitment for title insurance (“Preliminary Report”) showing the condition of the title to the Property, together with copies of all Exceptions listed therein.

5.1          Purchaser shall have ten (10) days after its receipt of the Preliminary Report to review the report and to notify the Seller, in writing, of Purchaser’s objections to any Exceptions shown in the Preliminary Report. Those special exceptions not objected to by Purchaser within ten days will be deemed to be acceptable to the Purchaser (the “Permitted Exceptions”).

5.2          If the Purchaser notifies Seller of its objections to any Exceptions, Seller will have seven (7) days after receiving such notice to give Purchaser a written notice stating whether Seller will remove any or all of the Exceptions which have been objected to by Purchaser. If Seller fails to provide a written notice to Purchaser within seven days, the Seller will be deemed to have elected not to remove the objectionable Exceptions.

5.3         Within five (5) days after receiving the Seller’s written notice or within five (5) days after the expiration of the seven day period if the Seller does not respond, Purchaser shall by written notice to the Seller, elect whether to purchase the Property subject to the objectionable Exceptions that will not be removed by the Seller. If the Purchaser elects not to purchase the Property subject to the objectionable Exceptions, this Agreement shall terminate and the Earnest Money shall be repaid to the Purchaser. If the Purchaser elects to proceed with the purchase, the objectionable Exceptions shall be deemed to have been accepted by the Purchaser and shall become Permitted Exceptions.

5.4         In the event that, after the date of the Preliminary Report, any new items appear of record, Closing Agent shall cause the title company to deliver to the Purchas a supplemental Preliminary Report (“Supplemental Report”) together with copies of all title exceptions described therein. Purchaser shall have ten (10) Business Days or until the Closing Date, whichever occurs first, to give written notice to the Seller (“Objection Notice”) disapproving any items contained in the Supplemental Report and identifying items disapproved in Purchaser’s sole discretion. If Purchaser delivers an Objection Notice, Seller may remove the disapproved items on or before Closing. If the Seller does not remove the disapproved items, then the Purchaser may elect not to close the purchase and the Earnest Money shall be returned to the Purchaser.

2

5.5          At Closing, Seller shall furnish to Purchaser an American Land Title Association standard form Owner’s or Purchaser’s Policy of Title Insurance in the amount of the Purchase Price. The title policy to be issued shall contain no exceptions other than those provided in said standard form plus the Permitted Exceptions. If title is not insurable as above provided and cannot be made so insurable by Termination Date set forth in Section 6.9, this Agreement shall terminate; provided however, that Purchaser may waive defects in writing and elect to purchase the Property.

6.            SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser, which representations and warranties shall survive the Closing, the following:

(a)         Seller is the owner of marketable title to the Property or is otherwise duly authorized to enter into this transaction.

(b)         Seller has received no notice of any condemnation proceedings affecting the Property, or of proceedings to change the zoning, use or occupancy of the Property.

(c)         Except for the representations and warranties contained in this Agreement, the Property is being sold in its present conditions, “as is”.

(d)         Seller’s Property is not represented by any real estate brokers or representative; therefore no commission or fee for this transaction shall be paid by Seller.

7.            CLOSING OF SALE.

(a)         Time of Closing - Termination Date. After this sale has been approved by the Port of Benton Commission, the sale shall be closed (the “Closing”) in the office of the Closing Agent, within sixty (60) days after preliminary commitment for title insurance policy is delivered showing title insurable, as above provided, but in any event not later than October 30, 2015 upon which date this agreement shall terminate.

(b)         Closing Agent. For purposes of this Agreement, “Closing Agent” shall be Tri-City Title & Escrow Company, or such other party which is mutually acceptable to the parties.

(c)         Responsibilities of Parties. The Purchaser and Seller shall deposit with the Closing Agent all instruments, documents and monies necessary to complete the sale in accordance with this Agreement.

(d)         Allocation of Closing Costs. Seller shall pay the real estate excise tax, if any, the title insurance premium, and one-half of the Closing escrow fees. The Purchaser shall pay one-half of the Closing escrow fees and recording costs. Each party shall pay its own attorney fees.

(e)         Items to be Prorated. Taxes for the current year and assessments shall be prorated as of date of Closing.

8.           POSSESSION. Seller shall deliver possession to Purchaser on the date of Closing.

9.           DEFAULT. If either party defaults (that is, fails to timely perform the acts required of it) in its contractual performance herein, the non-defaulting party may seek specific performance pursuant to the terms of this Agreement, damages, or rescission.

3

10.         ATTORNEYS’ FEES. If either party hereto is required to retain an attorney to enforce any provision of this Agreement, the non-defaulting party shall be entitled to reasonable attorneys’ fees regardless of whether the matter proceeds to judgment or is resolved by defaulting party curing default.

11.         INTEGRATION/TIME/MODIFICATION. There are no other verbal or other agreements which modify or affect this Agreement. Time is of the essence of this Agreement. All subsequent modifications or waivers of any condition of this Agreement shall be in writing and signed by the appropriate parties.

12.         EFFECTIVE DATE - TERMINATION. This Agreement shall be effective on the date last executed by the parties hereto. In the event all parties have not executed this Agreement on or before September 9, 2015, this agreement shall automatically terminate and any earnest money or fees shall be promptly refunded to Purchaser.

13.          EXHIBITS. The following exhibits are attached hereto and made a part of this Agreement by reference.

a.	Exhibit 1 — Legal Description of Property

b.	Exhibit 2 — Development Plan
c.	Exhibit 3 — Warranty Deed
d.	Exhibit 4 — TBC Protective Covenants

SELLER:

PORT OF BENTON

Dated:	9/10/2015	By:	/s/ Scott D. Keller
SCOTT D. KELLER
Executive Director

3250 Port of Benton Boulevard
Richland, WA 99354
509-375-3060

PURCHASER:

ISORAY MEDICAL, INC.

Dated:	9/10/2015	By:	/s/ Dwight Babcock
DWIGHT BABCOCK
CHIEF EXECUTIVE OFFICER

350 Hills Street #106
Richland, WA 99354

4

EXHIBIT 1

Legal Description

TECHNOLOGY & BUSINESS CAMPUS

4.20 Acres

SECTION 23, TOWNSHIP 10 NORTH, RANGE 28 EAST, QUARTER NE:

SHORT PLAT #3453, LOT 1 RECORDED IN VOLUME 1 OF SHORT PLATS, AT PAGE 3453, RECORDS OF BENTON COUNTY, WASHINGTON UNDER AUDITOR’S FILE NUMBER 2014-033549, DATED DECEMBER 30, 2014.

CONSISTING OF 4.20 ACRES (182,903 SQUARE FEET)

TOGETHER WITH AND SUBJECT TO EASEMENTS, RIGHTS-OF-WAY, COVENANTS, RESERVATIONS AND RESTRICTIONS OF RECORD AND IN VIEW.

5

EXHIBIT 2

IsoRay Medical Inc.

Development Plan

Isoray Medical, Inc., a Delaware corporation, (hereinafter “Isoray”) proposes to purchase approximately 4.20 acres of real property described on Exhibit 1 to the Real Estate Purchase and Sale Agreement (hereafter “Property”) currently owned by the Port of Benton, a Washington municipal corporation (hereafter “Port”). This document sets forth the manner in which the property will be utilized and developed by Isoray.

Isoray agrees this Development Plan will be binding upon Isoray and its successors in title for a period of ten (10) years following the conveyance of the Property to Isoray by the Port and will be a covenant running with the land.

1.	Isoray will construct improvements on the Property in approximately the site configuration and design specifications as depicted on Exhibit 2 to this Plan. The building constructed by Isoray will contain not less than 12,000 square feet of warehouse and production space and up to 4,000 square feet of office space.

2.	Isoray will commence construction of the improvements within one hundred eighty (180) days after the conveyance of the Property and will complete the construction of the improvements within eighteen (18) months after the commencement of construction.

3.	Isoray will use the Property for its primary production facility location for ten (10) years following the conveyance of the Property to Isoray by the Port.

4.	During the ten (10) years following the conveyance of the Property from the Port, Isoray will provide jobs at this location for at least 25 full time equivalent employees.

5.	The Port has agreed to sell the Property to Isoray partially in consideration of this Development Plan and the sales price for the Property has been adjusted to reflect the covenants to which Isoray is bound under the provisions of this Development Plan.

6.	In the event Isoray fails to comply with the provisions of the Development Plan related to the construction of improvements, the use of the facility or the employment levels, the Port will provide written notice of the breach to Isoray and Isoray shall have ninety (90) days from its receipt of the notice to cure the breach. If Isoray does not cure the breach within the cure period, then Isoray will pay to the Port the difference between the sales price and the appraised value of the Property of this Property without the covenants contained in this Development Plan. The Port will have the Property appraised at the time of the default without taking into account the improvements constructed by Isoray, to value the unimproved Property at the time of the default. Payment shall be made within thirty (30) days after the date the Port delivers the appraisal to Isoray.

7.	The Port may approve amendments to this Development Plan. Any amendments must be in writing and must be approved by the Port Commission before the amendment will be effective.

8.	It is Isoray’s intent to be a business partner with the Port of Benton and the City of Richland. As such, Isoray will work to make sure the Property is used compliance with applicable laws, regulations, and the general intent and purpose of this Development Plan.

6

PURCHASER:
ISORAY MEDICAL, INC.

Dated: 9/10/2015	By:	/s/ Dwight Babcock
DWIGHT BABCOCK
CHIEF EXECUTIVE OFFICER

350 Hills Street #106
Richland, WA 99354

7

EXHIBIT 4

Technology & Business Campus

Protective Covenants

8

PROTECTIVE COVENANTS

FOR THE PORT OF BENTON

TECHNOLOGY AND BUSINESS CAMPUS

THE PORT OF BENTON, a municipal corporation of the State of Washington, hereafter referred to as “Port” is the owner of the Technology and Business Campus situated in the City of Richland, Benton County, Washington, legally described in Exhibit 1, hereafter referred to as the “Property”. The Port hereby adopts the following Protective Covenants for the Property.

1.	The Port has designated the Property as the “Technology and Business Campus”. The Port may change the designation of the Property from time to time without amending these Protective Covenants and without affecting the applicability of the Protective Covenants to the Property.

2.	These Covenants shall run with the Property and shall be binding upon all portions of the Property and upon all persons holding any interest in the Property whether as owners, successors, assigns, grantees, lessees or holders of lesser interests, all such parties hereafter referred to as “Occupants”.

3.	The Purpose of the Covenants is to establish limitations, restrictions and uses to which any portion of the Property or any lots or tracts within the Property may be put to insure:

3.1	the proper use and appropriate development and improvement of each building site;

3.2	to protect Occupants of the Property against uses which may depreciate the value of the Property;

3.3	to guard against improvements constructed of improper or unsuitable materials;

3.4	to encourage construction of properly-situated, attractive improvements on the Property;

3.5	to prevent inappropriate and improper improvements to the Property;

3.6	to secure and maintain proper setbacks from streets and lot lines;

3.7	to provide for adequate open areas;

3.8	to protect the health and safety of the Occupants and other users of the Property; and

3.9	to provide for safe and normal circulation of traffic.

4.	Portions of the Property may be dedicated for public use or may be restricted to mitigate for environmental conditions. The remaining portions of the Property may only be used for commercial, light industrial, warehouse, research and development purposes, residential and other uses permitted by local zoning regulations, hereafter “Permitted Uses”, and those administrative and retail uses associated with or used in conjunction with the Permitted Uses.

4.1	No portion of the Property shall be used for the manufacture, storage, distribution or sale of any products or materials which are dangerous, unsafe, or a nuisance to the other Occupants or to the public at large by reason of odor, dust, fumes, smoke, noise or vibration.

9

4.2	All Occupants shall comply with the zoning, use or building restrictions applicable to the Property. No portion of the Property shall be used for any purpose which is in violation of any laws or regulations applicable to the Property.

4.3	The written approval of the Port must be obtained before the commencement of any particular use.

5.	The minimum setbacks at the Richland Technology and Business Campus shall be as follows:

5.1	Buildings facing George Washington Way must be at least 100 feet from the center line of George Washington Way.

5.2	Buildings facing an interior road must be at least 80 feet from the center line of George Washington Way.

5.3	Buildings must be at least 35 feet from the side line of any lot.

5.3	Buildings must be at least 35 feet from any rear line of any lot.

5.4	In the event any set back area is used for parking or as a loading zone, then the Port may adjust the set back requirements to take into account the use of the set back area for other purposes.

6.	The maximum height for buildings in the Technology and Business Campus shall be 38 feet. The Port may grant variances of the height restrictions when necessary to accommodate special equipment or special uses.

7.	The construction or the alteration of any improvements at the Technology and Business Campus shall comply with the following minimum standards:

7.1	No building shall be constructed of wood framing or use wood for the exterior except for the use of wood for decoration.

7.2	All exterior walls shall be finished with masonry or brick face.

7.3	Other exterior finish materials may be permitted by the Port, if the proposed materials are equal in quality to those specified in these covenants and are compatible with the materials in use through out the Property.

8.	Before any construction, reconstruction or alteration of the improvements in the Property is commenced and before any building materials have been delivered in connection with such construction, reconstruction or alteration authority, the occupant shall comply with all the following conditions or procure Port’s written waiver of the following conditions:

8.1	The Occupant shall deliver to Port, for its approval, two sets of preliminary construction plans and specifications prepared by an architect or engineer licensed to practice as such in the State of Washington including, but not limited to, preliminary grading utility connections, locations of ingress and egress to and from public thoroughfares, curbs, gutters, parkways, street lighting, designs and locations for outdoor signs, storage areas, and landscaping, all sufficient to enable Port to make an informed judgment about the design and quality of construction. All improvements shall be constructed within the exterior set back lines of the Property provided that required work beyond the Property on utilities, access, and conditional use requirements will not violate this provision. The Occupant shall permit Port to use the plans without payment for purposes relevant to and consistent with these Covenants.

10

8.2	The Port shall examine the plans and specifications for the purpose of determining reasonable compliance with the terms and conditions of the Protective Covenants and compatibility with the overall design and use of the Technology and Business Campus. Approval or disapproval shall be communicated to the Occupant, and disapproval shall be accompanied by specification in reasonable detail of the grounds for disapproval; provided that Port’s failure to disapprove the initial construction plans or subsequent construction plans within Thirty (30) days after delivery to Port shall be considered to be approval.

8.3	Occupant shall prepare final working plans and specifications substantially conforming to preliminary plans previously approved by the Port, submit them to the appropriate governmental agencies for approval, and deliver to Port one complete set as approved by the governmental agencies.

8.4	Once work is begun, the Occupant shall, with reasonable diligence, complete construction of improvements. Construction shall be completed and ready for use within twelve (12) months after commencement of construction, provided that the time for completion may be extended for so long as the Occupant is prevented from completing the construction due to delays beyond the Occupant’s control, or for other good cause. All work shall be performed in a workmanlike manner, substantially comply with the plans and specifications required, and comply with all applicable governmental permits, laws, ordinances, and regulations.

9.	In the front set back area for each parcel from the frontage road to the buildings and the side set back areas, except those portions of the side yards which are covered by parking lots or sidewalks shall be landscaped with grass lawns or other landscaping materials approved by the Port. The Port may grant exceptions to these requirements provided the general aesthetic quality of the Property is not adversely affected.

10.	Outside storage of materials will be permitted only in areas approved for this purpose by the Port of Benton. The Port may require that any outside storage areas are visually screened in a manner acceptable to the Port.

11.	The Occupant shall at all times keep its grounds, buildings and improvements in a safe and clean condition. Each Occupant, at its own expense, will remove all trash, waste or rubbish, which may accumulate on the Property. Solid waste receptacles shall be screened by sight obscuring fences from view from the streets within the Property.

12.	All exterior lighting shall be installed with concealed wiring. No blinking or exposed neon lights are permitted within the Property.

13.	Each Occupant shall provide and maintain adequate, on-site parking facilities for employees and visitors. Parking lots and driveways must be paved with asphalt or concrete and shall be maintained in good condition. The Occupant shall provide one parking space for each three thousand square feet of building space or one space for each employee per shift. On street parking for Occupants, employees, or trucks serving the Occupant’s business is prohibited.

11

14.	No wells shall be drilled within the Property except with the prior written permission of the Port of Benton. The Port and/or the City of Richland may require pretreatment of wastewater and may impose limitations on discharge volumes of water flowing into the waste water system.

15.	In the event an Occupant fails to maintain the exterior appearance of the property and improvements in accordance with these covenants and the standards issued by the Port of Benton from time to time, after the Port provides the Occupant with seven days written notice of the default, the Port may undertake to maintain the Property to meet the applicable standards and charge the costs to the Occupant. The charge shall be lien upon the Occupants property in the Property and the Port shall be entitled to recover from the Occupant all of the costs incurred in maintaining the Occupant’s property.

16.	Hazardous materials require special handling and pose unusual risks to the Occupants and Tenants of the Park and to the public. The purpose of this Section is to control hazardous materials which are brought into the Property, to provide timely information concerning the nature and location of the hazardous materials in the Property, and to provide the persons to be contacted in the event of an emergency.

16.1	Hazardous Materials shall mean any substance or material in a quantity or form which may pose an unreasonable risk to health, safety or property and includes, but is not limited to, explosives, radioactive materials, etiologic agents, flammable liquids or solids, combustible liquids or solids, poisons, oxidizing or corrosive materials and compressed gases, and it further includes those materials described in Washington Administrative Code 173-303-9905 and 446-50-000, as those sections may be hereafter amended or supplemented. In the event these sections are superseded, the reference shall be deemed to refer to the superseding sections.

16.2	Each Occupant transporting any hazardous materials into or across any portion of the Property, shall give written notice to the Port prior to any such transportation or storage. Each Occupant shall file a copy of the written notice to the fire department or fire protection district which has responsibility for providing fire protection for the Property.

16.3	The written notice to the Port shall contain the following:

A.	The name and address of the Occupant.

B.	The specific hazardous material which is being transported or stored.

C.	The date upon which the material will be transported and the portion of the Property over which the material will be transported.

D.	The specific portion of the Property where the material will be stored or used.

E.	The names and phone numbers of the person or persons to be contacted with regard to the hazardous materials and in the event of an emergency.

16.4	These covenants shall not be construed as an approval of the transportation, storage or use of hazardous materials upon the Property. In the event the Port determines that any hazardous material causes an increased risk to the Occupants or the public, or if the hazardous materials increase the insurance cost of the Port or Occupants, the Port may deny or revoke the permission to transport, store or use hazardous materials within the Property. In the event the transportation, storage or use of hazardous materials on the Property increases the risk of personal injury or property damage, or increases the cost of insurance, the Port may require the Occupant to obtain additional insurance coverage.
12

16.5	All hazardous materials shall be handled, transported, stored, used and disposed of in accordance with all applicable federal, state and municipal laws, ordinances and regulations.

17.	These protective covenants shall be deemed to be contracts between the Port of Benton and each Occupant, and as contracts among the Occupants. The Port and the Occupants shall have the right to enforce the covenants in a court of law, subject to the right of the Port to grant variances in particular cases and upon reasonable grounds, to meet the objectives of the planned development of the property.

18.	Occupants of the Property prior to an amendment of these Protective Covenants shall not be required to modify or alter their improvements in order to comply with an amendment and they shall be required to comply with the Protective Covenants prior to the effective date of an amendment. Any alteration, modification or addition to any improvement after the effective date of an amendment shall comply with the Protective Covenants as amended.

IN WITNESS WHEREOF, the Port of Benton has adopted these Protective Covenants on this 19th day of March, 2003.

PORT OF BENTON

/s/ Jane F. Hagarty
JANE F. HAGARTY, Commissioner

/s/ Harold B. Lindberg
HAROLD B. LINDBERG, Commissioner

/s/ Robert D. Larson
ROBERT D. LARSON, Commissioner

13